                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 14A
                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

                   Exchange Act of 1934 (Amendment No. __ )




Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S)240.14a-12




                            SBC Communications Inc.
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               (Name of Registrant as Specified In Its Charter)




--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
  (2)  Aggregate number of securities to which transaction applies:

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  (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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  (4)  Proposed maximum aggregate value of transaction:

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  (5)  Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

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  (2)  Form, Schedule or Registration Statement No.:

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  (3)  Filing Party:

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  (4)  Date Filed:

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[cover page]




[graphic of banner with text: Celebrating Over 125 Years of Service!]



[SBC logo]





                                 Notice of 2003
                               Annual Meeting and
                                 Proxy Statement

[inside cover]

On January 28, 1878, the New Haven District Telephone Company (a predecessor of our SBC SNET subsidiary) opened the first telephone exchange in the world. The next month it issued the first public telephone directory in the world (reprinted below in its entirety). SBC companies began service in San Francisco in February 1878, St. Louis in April 1878, and Chicago in June 1878.

[graphic of New Haven District Telephone Company list of subscribers]

                            SBC COMMUNICATIONS INC.

                         -----------------------------

                                   Notice of
                         Annual Meeting of Shareowners

                         -----------------------------

    The 2003 Annual Meeting of Shareowners of SBC Communications Inc. ("SBC"), a Delaware corporation, will be held at 9:00 a.m. on Friday, April 25, 2003, at the University of the Incarnate Word, in the Sky Room, 847 E. Hildebrand, San Antonio, Texas. The items of business are:

     1.  Elect seven Directors to serve three-year terms
     2. Ratify the appointment of Ernst & Young LLP as independent auditors of SBC for 2003
     3.  Act upon certain shareowner proposals

and to act upon such other matters as may properly come before the meeting.

    Holders of SBC common stock of record at the close of business on February 28, 2003, are entitled to vote at the meeting and any adjournment of the meeting. A list of these shareowners will be available for inspection during business hours from April 11 through April 25, 2003, at 175 E. Houston, San Antonio, Texas, and will also be available at the Annual Meeting.

    By Order of the Board of Directors.

                                      /s/ Joy Rick

                                      Joy Rick
                                      Vice President and Secretary

                                      March 14, 2003

                               IMPORTANT NOTICE
    If you do not plan to attend the Annual Meeting to vote your shares, please complete, date, sign and promptly mail the enclosed proxy card in the return envelope provided. No postage is necessary if it is mailed in the United States. Shareowners of record may also give their proxy by telephone or through the Internet in accordance with the instructions accompanying the proxy card. Any person giving a proxy has the power to revoke it at any time, and shareowners who are present at the meeting may withdraw their proxies and vote in person.

                                PROXY STATEMENT

ANNUAL MEETING OF SHAREOWNERS
--------------------------------------------------------------------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of SBC Communications Inc. ("SBC") for use at the 2003 Annual Meeting of Shareowners of SBC. The meeting will be held at 9:00 a.m. on Friday, April 25, 2003, at the Sky Room of the University of the Incarnate Word, 847 E. Hildebrand, San Antonio, Texas. The purposes of the meeting are set forth in the Notice of Annual Meeting of Shareowners. This Proxy Statement and the accompanying proxy card are being mailed beginning March 14, 2003, to shareowners of record of SBC's common stock, $1.00 par value per share, at the close of business on February 28, 2003. Each share entitles the registered holder to one vote. As of January 31, 2003, there were 3,318,835,739 shares of SBC common stock outstanding.

    All shares represented by proxies will be voted by one or more of the persons designated on the enclosed proxy card in accordance with the shareowners' directions. If the proxy card is signed and returned without specific directions with respect to the matters to be acted upon, the shares will be voted in accordance with the recommendations of the Board of Directors. Any shareowner giving a proxy may revoke it at any time before such proxy is voted at the meeting by giving written notice of revocation to the Vice President and Secretary of SBC, by submitting a later-dated proxy, or by attending the meeting and voting in person. The Chairman of the Board and Chief Executive Officer will announce the closing of the polls during the Annual Meeting. Proxies must be received prior to the closing of the polls in order to be counted.

    Instead of submitting a signed proxy card, shareowners may submit their proxies by telephone or through the Internet using the control number and instructions accompanying the proxy card. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the proxy card. Similar procedures may also be available to shareowners who hold their shares through a broker, nominee, fiduciary or other custodian.

    The proxy card, or a proxy submitted by telephone or through the Internet, will also serve as voting instructions to the plan administrator or trustee for any shares held on behalf of a participant under any of the following employee benefit plans: the SBC Savings Plan, the SBC Savings and Security Plan, the DonTech Profit Participation Plan, the Old Heritage

Advertising & Publishers, Inc. Profit Sharing Plan, the SBC PAYSOP, the Pacific Telesis Group Employee Stock Ownership Plan, the Tax Reduction Act Stock Ownership Plan (the "TRASOP") sponsored by The Southern New England Telephone Company, the Cingular Wireless 401(k) Savings Plan, and the Cingular Wireless 401(k) Savings Plan for Bargained Employees. Shares in each of the foregoing employee benefit plans (except the TRASOP and the Old Heritage plan) for which voting instructions are not received, as well as shares which have not yet been allocated to participants' accounts in the SBC Savings Plan, subject to the trustees' fiduciary obligations, will be voted by the trustees in the same proportion as the shares for which voting instructions are received from other participants in each such plan. In addition, the proxy card or a proxy submitted by telephone or through the Internet will constitute voting instructions to the plan administrator pursuant to The DirectSERVICE Investment Program sponsored and administered by EquiServe Trust Company, N.A. (SBC's transfer agent) for shares held on behalf of plan participants.

    If a shareowner participates in these plans and/or maintains shareowner accounts under more than one name (including minor differences in registration, such as with or without a middle initial), the shareowner may receive more than one set of proxy materials. To ensure that all shares are voted, please sign and return every proxy card received or submit a proxy by telephone or through the Internet for each proxy card (the control numbers will differ on each card).

    A shareowner may designate a person or persons other than those persons designated on the proxy card to act as the shareowner's proxy. The shareowner may use the proxy card to give another person authority by striking out the names appearing on the enclosed proxy card, inserting the name(s) of another person(s) and delivering the signed card to such person(s). The person(s) designated by the shareowner must present the signed proxy card at the meeting in order for the shares to be voted.

    Where the shareowner is not the record holder, such as where the shares are held through a broker, nominee, fiduciary or other custodian, the shareowner must provide voting instructions to the record holder of the shares in accordance with the record holder's requirements in order to ensure the shares are properly voted.

    The cost of soliciting proxies will be borne by SBC. Officers, agents and employees of SBC and its subsidiaries and other solicitors retained by SBC may, by letter, by telephone or in person, make additional requests for the return of proxies and may receive proxies on behalf of SBC. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. SBC has retained D. F. King & Co., Inc. to aid in the solicitation of proxies at a fee of $15,000, plus expenses.

    Shareowners who represent 40% of the common stock outstanding and are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the meeting. A list of eligible voters will be available at the Annual Meeting.

    If you plan to attend the meeting in person, please bring the admission ticket (which is attached to the proxy card) to the Annual Meeting. If you do not have an admission ticket, you will be admitted upon presentation of identification at the door.

    SBC's executive offices are located at 175 E. Houston, San Antonio, Texas 78205.



    Your vote is important. Please sign, date and return your proxy card or submit your proxy by telephone or through the Internet promptly so that a quorum may be represented at the meeting.

BOARD OF DIRECTORS
--------------------------------------------------------------------------------

    The Board of Directors is responsible for the management and direction of SBC and for establishing broad corporate policies. The Board of Directors and various committees of the Board regularly meet to receive and discuss operating and financial reports presented by the Chairman of the Board and Chief Executive Officer as well as reports by experts and other advisors. Corporate review sessions are also offered to Directors to help familiarize them with SBC's businesses, technology, and operations. The Board held eight meetings in 2002.

    Under SBC's Bylaws, the Board of Directors has the authority to determine the size of the Board, not to exceed 25 Directors, and to fill vacancies. The Board of Directors currently consists of 21 members, one of whom is an executive officer of SBC. There are no vacancies on the Board.

    SBC's Bylaws provide for a classified Board of Directors with three classes of Directors. Each class is to consist of an equal number of Directors or, where an equal number in each class is not possible, be as nearly equal as possible. The class to which each Director has been assigned is designated as Group A, Group B or Group C. The term of office of Group A Directors will expire at the 2003 Annual Meeting, Group B at the 2004 Annual Meeting, and Group C at the 2005 Annual Meeting.

    The Board of Directors has nominated the seven persons listed as nominees for Group A, all of whom are incumbent Directors, for election at the 2003 Annual Meeting to three-year terms of office expiring at the 2006 Annual Meeting.

    Biographical information about the Directors is provided on pages 7-12. Except as otherwise noted, Directors who are shown as officers or partners of other corporations, institutions or firms have held the positions indicated, or have been officers of the organizations indicated, for more than five years.

    Holdings of SBC common stock by SBC Directors are shown on the table on page 15.

Board Committees

    From time to time the Board establishes permanent standing committees and temporary special committees to assist the Board in carrying out its responsibilities. The Board has established seven standing committees of Directors; the principal responsibilities of which are described below. The biographical information included later in this Proxy Statement identifies committee memberships held by each Director.

Audit Committee--The Committee met eight times in 2002. It consists of five non-employee Directors. The Committee oversees the financial reporting process, the systems of internal accounting and financial controls, the performance and independence of the independent auditors and the internal auditors, the annual independent audit of SBC's financial statements, and related matters. The Committee recommends to the Board the appointment of a firm to serve as independent auditors, subject to ratification by the shareowners at the Annual Meeting. The independent auditing firm examines the accounting records of SBC and its subsidiaries for the coming year.

Corporate Development Committee--The Committee met two times in 2002. It consists of seven non-employee Directors and one employee Director. The Committee reviews proposed mergers, acquisitions, dispositions, and similar transactions.

Corporate Governance and Nominating Committee--This is a new committee that was created March 1, 2003. The Committee consists of six non-employee Directors. It is responsible for corporate governance matters, recommending to the Board the candidates for election to the Board, and for recommending the compensation of Directors. In recommending Board candidates, the Committee seeks individuals of proven judgment and competence who are outstanding in their chosen fields, and it considers factors such as anticipated participation in Board activities, education, geographic location and special talents or personal attributes. Shareowners who wish to suggest qualified candidates should write to the Vice President and Secretary, SBC Communications Inc., 175 E. Houston, San Antonio, Texas 78205, stating in detail the qualifications of such persons for consideration by the Committee.

Corporate Public Policy and Environmental Affairs Committee--The Committee met two times in 2002. It consists of 10 non-employee Directors. The Committee examines corporate policy and provides guidance and perspective to SBC management on major public issues, including legislative and environmental matters.

Executive Committee--The Committee did not meet in 2002. It consists of two non-employee Directors and one employee Director. The Committee assists the Board of Directors by acting upon matters when the Board is not in session. The Committee has the full power and authority of the Board to the extent permitted by law, including the power and authority to declare a dividend or to authorize the issuance of common stock.

Finance/Pension Committee--The Committee met four times in 2002. It consists of seven non-employee Directors and one employee Director. The Committee makes recommendations to the Board of Directors with respect to investment policy, dividends, methods of financing the operations of SBC and its subsidiaries, and oversees the investments of SBC's employee benefit plans.

Human Resources Committee--The Committee met six times in 2002. It consists of five non-employee Directors. The Committee oversees the management of human resources activities of SBC, including officer compensation and the design of employee benefit plans.

SBC Directors to be Elected at the 2003 Annual Meeting (GROUP A)
--------------------------------------------------------------------------------

[PHOTO] GILBERT F. AMELIO, age 60, is Senior Partner of Sienna Ventures, Sausalito, California, and has served in this capacity since April 2001. Dr. Amelio is also Chairman and Chief Executive Officer of each of Beneventure Capital, LLC and AmTech, LLC, San Francisco, California, and has served as such since 1999. Dr. Amelio has also been Principal of Aircraft Ventures, LLC since 1997. He was Partner and Director of The Parkside Group, LLC from 1998 to 1999. Dr. Amelio was elected a Director of SBC in February 2001 and had previously served as an Advisory Director of SBC from April 1997 to February 2001. He served as a Director of Pacific Telesis Group from 1995 to 1997. He is a member of the Corporate Public Policy and Environmental Affairs Committee and the Human Resources Committee.

[PHOTO] CLARENCE C. BARKSDALE, age 70, was Vice Chairman, Board of Trustees, Washington University, St. Louis, Missouri, from July 1989 until 2001, except during the period July 1999 to May 2000. He remains a member of the Board of Trustees of Washington University. Mr. Barksdale was Chairman of the Board and Chief Executive Officer of Centerre Bancorporation from 1978 to 1988 and Chairman of the Board of Centerre Bank N.A. from 1976 to 1988. Mr. Barksdale was Vice Chairman of Boatmen's Bancshares, Inc. from January through June 1989. He has been a Director of SBC since October 1983. Mr. Barksdale served as a Director of Southwestern Bell Telephone Company from 1982 to 1983. He is the Chairman of the Audit Committee and a member of the Corporate Public Policy and Environmental Affairs Committee.

[PHOTO] MARTIN K. EBY, JR., age 68, is Chairman of the Board of The Eby Corporation, Wichita, Kansas. He was also Chief Executive Officer of The Eby Corporation from October 1985 to April 2002. Mr. Eby has been a Director of SBC since June 1992. He is a Director of Intrust Bank, N.A. and Intrust Financial Corporation. He is a member of the Audit Committee and the Human Resources Committee.

(GROUP A--continued)
--------------------------------------------------------------------------------


[PHOTO] CHARLES F. KNIGHT, age 67, is Chairman of the Board of Emerson Electric Co., St. Louis, Missouri. Mr. Knight was also Chief Executive Officer of Emerson Electric Co. from 1973 to 2000. Mr. Knight has been a Director of SBC since October 1983. He served as a Director of Southwestern Bell Telephone Company from 1974 to 1983. Mr. Knight is a Director of Anheuser-Busch Companies, Inc.; BP
p.l.c.; Emerson Electric Co.; International Business Machines Corporation; and Morgan Stanley Dean Witter & Co. He is the Chairman of the Corporate Development Committee and a member of the Executive Committee and the Finance/Pension Committee.

[PHOTO] TONI REMBE, age 66, is a partner in the law firm of Pillsbury Winthrop LLP, San Francisco, California. Ms. Rembe was elected a Director of SBC in January 1998 and had previously served as an Advisory Director of SBC from April 1997 to January 1998. She served as a Director of Pacific Telesis Group from 1991 to 1997. She is a Director of AEGON N.V. and Potlatch Corporation. She is a member of the Corporate Development Committee and the Corporate Public Policy and Environmental Affairs Committee.

[PHOTO] CARLOS SLIM HELU, age 63, is Chairman of the Board of Carso Global Telecom, S.A. de C.V., Mexico City, Mexico, and Chairman of the Board of Telefonos de Mexico, S.A. de C.V. He has also been Chairman of the Board of America Movil, S.A. de C.V. since September 2000. He is Chairman Emeritus of Grupo Carso, S.A. de C.V., having served as Chairman of the Board of Grupo Carso from 1980 to 1998. Ing. Slim has been a Director of SBC since September 1993. He is a Director of Altria Group, Inc.; America Movil, S.A. de C.V.; Carso Global Telecom, S.A. de C.V.; Grupo Financiero Inbursa, S.A. de C.V.; and Telefonos de Mexico, S.A. de C.V. He is a member of the Corporate Public Policy and Environmental Affairs Committee and the Finance/Pension Committee.

[PHOTO] PATRICIA P. UPTON, age 64, is President and Chief Executive Officer of Aromatique, Inc., Heber Springs, Arkansas. Ms. Upton has been a Director of SBC since June 1993. She is the Chairwoman of the Corporate Public Policy and Environmental Affairs Committee and a member of the Human Resources Committee.

SBC Directors Serving Until the 2004 Annual Meeting
(GROUP B)
--------------------------------------------------------------------------------

[PHOTO] HERMAN E. GALLEGOS, age 72, is an independent management consultant. Mr. Gallegos was a Director of Gallegos Institutional Investors Corporation from 1990 to 1994. He served as an alternate U.S. Public Delegate to the 49th United Nations General Assembly from 1994 to 1995. Mr. Gallegos has been a Director of SBC since April 1997. He served as a Director of Pacific Telesis Group from 1983 to 1997. He is a member of the Audit Committee and the Corporate Public Policy and Environmental Affairs Committee.

[PHOTO] JESS T. HAY, age 72, is Chairman of HCB Enterprises Inc, a private investment firm, Dallas, Texas. He is also Chairman of the Texas Foundation for Higher Education, Dallas, Texas. Mr. Hay was Chairman and Chief Executive Officer of Lomas Financial Group from 1969 until his retirement in 1994. Mr. Hay has been a Director of SBC since April 1986. He is a Director of Trinity Industries, Inc. and Viad
Corp. He is Chairman of the Corporate Governance and Nominating Committee and a member of the Audit Committee.

[PHOTO] JAMES A. HENDERSON, age 68, retired. Mr. Henderson was Chairman of the Board from 1995 and Chief Executive Officer from 1994 of Cummins Inc., Columbus, Indiana, until his retirement in December 1999. Mr. Henderson has been a Director of SBC since October 1999. He served as a Director of Ameritech Corporation from 1983 to 1999. He is a Director of Championship Auto Racing Teams, Inc.; International Paper
Company; Nanophase Technologies Corporation; Rohm and Haas Company; and Ryerson Tull, Inc. He is Chairman of the Human Resources Committee and a member of the Finance/Pension Committee.

[PHOTO] BOBBY R. INMAN, age 71, Admiral, United States Navy, Retired. Admiral Inman has been a professor since August 2001 and an adjunct professor since 1987 at the University of Texas at Austin. Admiral Inman served as Vice Admiral, United States Navy, and Director, National Security Agency, from 1977 to 1981, and as Admiral, United States Navy, and Deputy Director, Central Intelligence Agency, from 1981 to 1982. He has been a Director of SBC since March 1985. Admiral Inman is a Director of Fluor Corporation; Massey Energy Company; Science Applications International Corporation; and Temple-Inland Inc. He is the Chairman of the Finance/Pension Committee and a member of the Corporate Governance and Nominating Committee.

(GROUP B--continued)
--------------------------------------------------------------------------------

[PHOTO] JOHN B. MCCOY, age 59, retired. Mr. McCoy was Chairman from November 1999 and Chief Executive Officer from October 1998 of BANK ONE CORPORATION until his retirement in December 1999, and Chairman and Chief Executive Officer of its predecessor, BANC ONE CORPORATION, from 1987 to 1998. Mr. McCoy has been a Director of SBC since October 1999. He served as a Director of Ameritech Corporation from 1991 to
1999. He is a Director of Cardinal Health, Inc.; Corillian Corporation; and Federal Home Loan Mortgage Corporation. He is a member of the Corporate Development Committee and the Corporate Governance and Nominating Committee.

[PHOTO] S. DONLEY RITCHEY, age 69, is Managing Partner of Alpine Partners, Danville, California. Mr. Ritchey was Chairman of the Board and Chief Executive Officer of Lucky Stores, Inc. from 1981 to 1986. Mr. Ritchey has been a Director of SBC since April 1997. He served as a Director of Pacific Telesis Group from 1984 to 1997. He is a Director of The McClatchy Company. He is a member of the Audit Committee and the Corporate Governance and Nominating Committee.

[PHOTO] JOYCE M. ROCHE, age 55, is President and Chief Executive Officer of Girls Incorporated, New York, New York, and has held this position since September 2000. Ms. Roche was an independent marketing consultant from 1998 to 2000. She was President and Chief Operating Officer of Carson, Inc. from 1996 to 1998, and Executive Vice President of Global Marketing of Carson, Inc. from 1995 to 1996. Ms.
Roche has been a Director of SBC since October 1998. She served as a Director of Southern New England Telecommunications Corporation from 1997 to 1998. She is a Director of Anheuser-Busch Companies, Inc.; The May Department Stores Company; and Tupperware Corporation. She is a member of the Finance/Pension Committee and the Corporate Public Policy and Environmental Affairs Committee.

SBC Directors Serving Until the 2005 Annual Meeting (GROUP C)
--------------------------------------------------------------------------------

[PHOTO] JAMES E. BARNES, age 69, retired. Mr. Barnes was Chairman of the Board, President and Chief Executive Officer of MAPCO Inc., Tulsa, Oklahoma, from 1986 until 1998. Mr. Barnes has been a Director of SBC since November 1990. Mr. Barnes is a Director of Parker Drilling Company and Janus Capital Group Inc. He is a member of the Corporate Development Committee and the Human Resources Committee.

[PHOTO] AUGUST A. BUSCH III, age 65, is Chairman of the Board of Anheuser-Busch Companies, Inc., St. Louis, Missouri. Mr. Busch was also President of Anheuser-Busch Companies, Inc. from 1974 until 2002. Mr. Busch has been a Director of SBC since October 1983. He served as a Director of Southwestern Bell Telephone Company from 1980 to 1983. Mr. Busch is a Director of Anheuser-Busch Companies, Inc.
and Emerson Electric Co.; and an Advisory Member of the Board of Directors of Grupo Modelo, S.A. de C.V. He is a member of the Corporate Development Committee, the Executive Committee and the Corporate Governance and Nominating Committee.

[PHOTO] WILLIAM P. CLARK, age 71, is Senior Counsel to Clark, Cali and Negranti, LLP, San Luis Obispo, California. He is a retired California Supreme Court Justice and former Secretary of the United States Department of the Interior. Judge Clark has been a Director of SBC since April 1997. He served as a Director of Pacific Telesis Group from 1985 to 1997. Judge Clark is a Director of The New Ireland
Fund, Inc. He is a member of the Corporate Development Committee and the Corporate Public Policy and Environmental Affairs Committee.

[PHOTO] LYNN M. MARTIN, age 63, is Chair of the Council for the Advancement of Women and Advisor to the firm of Deloitte & Touche LLP, Chicago, Illinois, and is a professor at the J.L. Kellogg Graduate School of Management, Northwestern University. Ms. Martin served as U.S. Secretary of Labor from 1991 to 1993, and as a member of the U.S. House of Representatives from Illinois from 1981 to 1991. Ms. Martin has been a Director of SBC since October 1999. She served as a Director of Ameritech Corporation from 1993 to 1999. She is a Director of certain Dreyfus Funds; The Procter & Gamble Company; and Ryder System, Inc. She is a member of the Corporate Public Policy and Environmental Affairs Committee and the Finance/Pension Committee.

(GROUP C--continued)
--------------------------------------------------------------------------------

[PHOTO] MARY S. METZ, age 65, is President of S. H. Cowell Foundation, San Francisco, California, and has served in this capacity since 1999. Dr. Metz was Dean of University Extension of the University of California, Berkeley, from 1991 until 1998, and is President Emerita of Mills College. Dr. Metz has been a Director of SBC since April 1997. She served as a Director of Pacific Telesis Group from 1986 to
1997. She is a Director of Longs Drug Stores Corporation; Pacific Gas and Electric Company; and UnionBanCal Corporation. She is a member of the Corporate Governance and Nominating Committee and the Corporate Public Policy and Environmental Affairs Committee.

[PHOTO] LAURA D'ANDREA TYSON, age 55, is Dean of the London Business School, London, England, and has served in this capacity since January 2002. Dr. Tyson was Dean of the Walter A. Haas School of Business at the University of California at Berkeley from July 1998 to December 2001. Dr. Tyson served as Professor of Economics and Business Administration at the University of California at Berkeley from 1997 to 1998. She served as National Economic Adviser to the President of the United States from 1995 to 1996 and as Chair of the White House Council of Economic Advisers from 1993 to 1995. Dr. Tyson has been a Director of SBC since
October 1999. She served as a Director of Ameritech Corporation from 1997 to 1999. She is a Director of Eastman Kodak Company; Human Genome Sciences, Inc., and Morgan Stanley Dean Witter & Co. She is a member of the Corporate Development Committee and the Finance/Pension Committee.

[PHOTO] EDWARD E. WHITACRE, JR., age 61, is Chairman of the Board and Chief Executive Officer of SBC and has served in this capacity since January 1990. Mr. Whitacre has been a Director of SBC since October 1986. He is a Director of Anheuser-Busch Companies, Inc.; Burlington Northern Santa Fe Corporation; Emerson Electric Co.; and The May Department Stores Company. He is the Chairman of the Executive
Committee and a member of the Corporate Development Committee and the Finance/Pension Committee.

Compensation of Directors

    Directors who are also employees of SBC or its subsidiaries receive no separate compensation for serving as Directors or as members of Board committees. Directors who are not employees of SBC or its subsidiaries receive a $60,000 annual retainer, $2,000 for each Board meeting and review session attended and $1,200 for each committee meeting attended. Excluding employee Directors, the Chairperson of each Committee receives an additional annual retainer of $5,000, except for the Chairperson of the Audit Committee who receives an additional annual retainer of $10,000.

    Directors may elect to take their retainer in the form of SBC common stock or cash. Directors may also elect to defer the receipt of their fees and all or part of their retainers into either Stock Units or into a Cash Deferral Account. Each Stock Unit is equivalent to a share of common stock and earns dividend equivalents in the form of additional Stock Units. Stock Units are converted to common stock and paid out as elected by the Director in up to 15 installments after the Director ceases service with the Board. In addition to any deferrals into Stock Units, on the date of each Annual Meeting of Shareowners, each continuing Director also receives an award of Stock Units equal in value to one and one-half times the annual retainer. In addition, on the day of each Annual Meeting each continuing non-employee Director who joined the Board after November 21, 1997, receives a grant of Stock Units equal to $13,000, limited to 10 annual grants. Deferrals into the Cash Deferral Account earn interest during the calendar year at a rate equal to the Moody's Corporate Bond Yield Averages-Monthly Average Corporates for September of the preceding year ("Moody's"). Annually, Directors may elect to convert their Cash Deferral Accounts into Stock Units at the fair market value of SBC stock at the time of the conversion.

    SBC provides each non-employee Director with travel accident insurance while the Director is on SBC business, along with $100,000 of group life insurance. The total premiums during 2002 for these policies were $1,008 for travel accident insurance and $9,408 for group life insurance. Directors also receive certain telecommunications services and equipment from subsidiaries of SBC. The value of telecommunications services and equipment received, or for which reimbursement was provided, together with amounts necessary to offset the Directors' applicable tax liabilities resulting from such services and benefits, computed at maximum marginal rates, averaged $8,577 per non-employee Director in 2002. Employee Directors receive similar services and equipment in connection with their service as officers of SBC.

    Non-employee Directors who joined the Board prior to 1997 may receive pension payments for life following their retirement from the Board. Eligible non-employee Directors who serve for at least five years will receive, in quarterly installments, annual amounts equal to 10% of the annual retainer in effect at the time of termination of Board service, multiplied by the number of years of service, not to exceed 10 years. If the Director dies prior to the expiration of 10 years from his or her date of retirement, his or her beneficiary will be entitled to receive the payments for the remainder of the 10-year period. If an eligible non-employee Director dies while still serving on the Board, a pre-retirement death benefit will be paid as though the individual had retired on the date of death.

    Directors who formerly served on the Board of Pacific Telesis Group ("PTG") (which was acquired by SBC on April 1, 1997) do not receive pension benefits from SBC. As part of their service with PTG, these Directors previously received PTG Deferred Stock Units (the value of each unit is now based on SBC common stock). The PTG Deferred Stock Units were issued in exchange for the waiver by the Directors of certain retirement benefits. PTG Deferred Stock Units earn dividend equivalents and are paid out in the form of cash after the retirement of the Director. The units will vest pro-rata each year until the Director has completed seven years of service. For purposes of vesting and payout of the PTG Deferred Stock Units and the period during which certain options originally granted by PTG (which were converted into options to acquire SBC common stock) may be exercised, service on the SBC Board of Directors will be deemed to constitute service on the PTG Board. In addition, PTG Directors were allowed to elect during 1997 to have their prior deferrals of PTG retainers and fees continued until they leave the SBC Board. These deferrals earn a rate of interest equal to Moody's plus 4% for deferrals from 1985 through 1992; Moody's plus 2% for deferrals from 1993 through 1995; and for deferrals after 1995, the 10-year Treasury Note average for the month of September for the prior year plus 2%.

    One member of the immediate family of Mr. Gallegos was employed by a subsidiary of SBC in 2002 and was paid a total of approximately $114,172. Amounts paid to this employee were comparable to compensation paid to other employees performing similar job functions.

    In 2002, SBC and/or its subsidiaries obtained legal services from the law firm of Pillsbury Winthrop LLP, of which Ms. Rembe is a partner, on terms which SBC believes were as favorable as would have been obtained from unaffiliated parties.

COMMON STOCK OWNERSHIP OF DIRECTORS AND OFFICERS
--------------------------------------------------------------------------------

    The following table sets forth the beneficial ownership of SBC common stock as of December 31, 2002, held by each Director, nominee and officer named in the Compensation Table on page 32. As of that date, each Director and officer listed below, and all Directors and executive officers as a group, owned less than one percent of the outstanding SBC common stock. Except as noted below, the persons listed in the table have sole voting and investment power with respect to the securities indicated.

--------------------------------------------------------------------------------

                           Total SBC                               Total SBC
                          Beneficial                              Beneficial
                           Ownership                               Ownership
         Name of          (including           Name of            (including
     Beneficial Owner     options)(1)      Beneficial Owner       options)(1)
  ----------------------- ----------- --------------------------- -----------
  Gilbert F. Amelio            5,394  S. Donley Ritchey               16,782
  Clarence C. Barksdale       10,977  Joyce M. Roche                   2,041
  James E. Barnes              6,602  Carlos Slim Helu                 2,002
  August A. Busch III (2)     46,354  Laura D'Andrea Tyson            11,648
  William P. Clark            15,059  Patricia P. Upton               10,393
  Martin K. Eby, Jr.          26,856  Edward E. Whitacre, Jr.      5,006,061
  Herman E. Gallegos           9,724  John H. Atterbury III          650,309
  Jess T. Hay                 12,010  Rayford Wilkins, Jr.           431,692
  James A. Henderson          23,476  James D. Ellis                 868,926
  Bobby R. Inman               6,001  William M. Daley                65,000
  Charles F. Knight           24,978  Stanley T. Sigman              558,947
  Lynn M. Martin              18,825
  John B. McCoy               31,584  All executive officers and
  Mary S. Metz                12,782   Directors as a group
  Toni Rembe (3)              24,785   (consisting of 31 persons,
                                       including those named
                                       above):                     9,866,545

--------------------------------------------------------------------------------
(1) This table includes presently exercisable stock options and stock options that will become exercisable within 60 days of the date of this table. The following Directors and officers hold the number of options set forth following their respective names: Dr. Amelio--2,924; Judge Clark--8,772;
    Mr. Gallegos--8,772; Dr. Metz--8,772; Ms. Rembe--8,772; Mr. Ritchey--8,772;
    Mr. Whitacre--4,469,076; Mr. Atterbury--615,967; Mr. Wilkins--402,477; Mr.
    Ellis--845,714; Mr. Daley--65,000; Mr. Sigman--553,810; and all executive officers and Directors as a group--8,870,453.
  This table also includes shares held in an employee benefit plan for the following persons, who have sole voting power but no investment power with respect to the number of shares set forth following their respective names:
  Mr. Whitacre--1,154; Mr. Atterbury--1,066; Mr. Wilkins--606; Mr.
  Ellis--1,210; and Mr. Sigman--219. In addition, of the shares shown in the above table, the following persons share voting and investment power with other persons with respect to the number of shares set forth following their respective names: Dr. Amelio--2,450; Mr. Barnes--6,601; Mr. Busch--6,600; Judge Clark--5,849; Mr. Hay--3,008; Dr. Metz--1,592, Ms. Rembe--2,441; Mr.
  Ritchey--8,008; Dr. Tyson--11,648; Ms. Upton--715; Mr. Whitacre--31,668; Mr.
  Atterbury--6,985; Mr. Wilkins--17,932; Mr. Ellis--14,132; and Mr.
  Sigman--1242.
(2) Mr. Busch disclaims beneficial ownership of 3,300 shares held in a trust for a sister.
(3) Ms. Rembe disclaims beneficial ownership of 2,145 shares held in a trust for her spouse and 296 shares held by her spouse's corporation.

MATTERS TO BE VOTED UPON
--------------------------------------------------------------------------------

Voting

    Each share of SBC common stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. Directors are elected by a plurality of the votes cast. All other matters will be determined by a majority of the votes cast. Shares represented by proxies marked to withhold authority to vote with respect to the election of one or more nominees as Directors, by proxies marked "abstain" on other proposals, and by proxies marked to deny discretionary authority on other matters will not be counted in determining the vote obtained on such matters. If no directions are given and the signed card is returned, the person or persons designated on the proxy card will vote the shares for the election of the Board of Directors' nominees and in accordance with the recommendations of the Board of Directors on the other subjects listed on the proxy card and at their discretion on any other matter that may properly come before the meeting.

    Under the rules of the New York Stock Exchange, on certain routine matters, brokers may, at their discretion, vote shares they hold in "street name" on behalf of beneficial owners who have not returned voting instructions to the brokers. Routine matters include the election of Directors and the ratification of the appointment of the independent auditors. In instances where brokers are prohibited from exercising discretionary authority (so-called "broker non-votes"), the shares they hold are not included in the vote totals and, therefore, have no effect on the vote. At the 2003 Annual Meeting, brokers will be prohibited from exercising discretionary authority only with respect to shareowner proposals.

Election of Directors (Item 1 on Proxy Card)

    The following Group A Directors have been nominated by the Board of Directors on the recommendation of the Human Resources Committee for election to three-year terms of office that will expire at the 2006 Annual Meeting:

             Gilbert F. Amelio          Toni Rembe
             Clarence C. Barksdale      Carlos Slim Helu
             Martin K. Eby, Jr.         Patricia P. Upton
             Charles F. Knight

    Shares represented by the accompanying form of proxy will be voted for the election of the nominees unless other instructions are shown on the proxy card or provided through the telephone or Internet proxy. If one or more of the nominees should at the time of the meeting be unavailable or unable to serve as a Director, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board. The Board knows of no reason why any of the nominees would be unavailable or unable to serve.

                Your Board of Directors Recommends a Vote "FOR"
                   Its Nominees Listed as Group A Directors.

Ratification of Appointment of Independent Auditors
(Item 2 on Proxy Card)

    Subject to shareowner ratification, the Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP to serve as independent auditors of SBC for the fiscal year ending December 31, 2003. This firm has audited the accounts of SBC since 1983. If shareowners do not ratify this appointment, the Board will consider other independent auditors. One or more members of Ernst & Young LLP are expected to be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

         Your Board of Directors Recommends a Vote "FOR" Ratification of the Appointment of Ernst & Young LLP as Independent Auditors.

Shareowner Proposals (Items 3, 4 and 5 on Proxy Card)

    Certain shareowners have advised the Company that they intend to introduce at the 2003 Annual Meeting the proposals set forth below. The names and addresses of, and the number of shares owned by, each such shareowner will be provided upon request to the Secretary of the Company.

Shareowner Proposal A (Item 3 on Proxy Card)

Prolegomenon:

The current system of corporate governance has frequently spawned incredible rewards for executive corporate officers, at times bordering on the obscene, and at the expense of the legitimate owners, the shareholders.

Executive management, through an appropriate committee, selects and nominates individuals to sit on the corporate board, and sets their level of compensation. Shareholders vote to seat such nominees, usually without questioning why these individuals were selected. The board members--either corporate employees, or some known as outside directors if they are not employees of the corporation--in turn set the remuneration levels of the very executive corporate officers who brought them into the picture in the first place. It is a simple case of "I scratch your back, and you scratch mine"; unacceptable in the post-Enron era.

Moreover, more often than not, incentive goals are offered to executive corporate officers to attract "extraordinarily financially talented managers". This is a ruse, for the proponents of such proposals are the very same directors who set the targets which trigger the rewards. At times the bar is set so low as to make achievement of these objectives virtually impossible to miss!

At the time of this writing, federal legislation addressing some of these problems has been instituted. Among other plans, current proposals include greater specificity of duties and obligations of "outside directors", but we believe their scope must be widened considerably to become truly effective. Unfortunately, so far no one has devised a better system to build and operate a corporate structure. However, a beginning can be made by eliminating some of the most egregious offenses.

The cry, "it can't be done, because without offering incentives and bonuses we will never attract the caliber of executives we need", emanates from self serving individuals. Many corporations did equally well or better in the past without such recent enhancements. We believe that as long as attractive compensation is offered, there will always be viable candidates aspiring to top management positions. Wall Street columnist James B. Stewart (SmartMoney.com, 7/16/02) has the same idea: "Ban noncash executives compensation").

Resolution:

Be it resolved, that this is the sense of the shareholders: upon expiration of currently existing agreements, no achievement bonuses or incentives shall be proffered to executive members of corporate management. These spawn greed. The board shall develop a simple and fair compensatory structure, unencumbered by complicated emoluments, to replace the current system. The new incentive for executive corporate officers will be, *if you meet the goals set by your corporate board you will be retained; if you fail to do so, like other employees of the corporation, you may be replaced*.

Stockholders are urged to vote for this motion. It is doable.

YOUR DIRECTORS' POSITION

    This proposal would eliminate annual bonuses, sales commissions, performance incentives, and other awards tied to performance of one kind or another, eliminating the link between performance and compensation. It fails to provide any guidance on what would replace the performance based compensation or what would constitute a "simple and fair compensatory structure."

    SBC uses performance based awards to directly link compensation to the achievement of company objectives. In the case of senior executives, the awards are selected by the Human Resources Committee of the Board in consultation with an independent consultant and are similar to those used by other major corporations. These awards not only allow the best performers to be compensated for superior performance, but focuses managers on those components of the business most important to the success of the company. In addition, when the incentives are tied to SBC stock, the performance awards further align the interests of our managers with those of our shareowners.

    Moreover, our competitors and other major corporations routinely offer various forms of performance awards to attract and retain the very best candidates. Your Directors believe SBC's shareowners are best served by having talented, experienced and committed individuals serving as managers and executives. If SBC offers a compensation package that is less favorable than its competitors, SBC not only will have difficulty recruiting the best managers, but may face the loss of some of its most talented executives.

                     Your Board of Directors Recommends a
                         Vote "AGAINST" this Proposal.

Shareowner Proposal B (Item 4 on Proxy Card)

    This is to recommend that the Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

Shareowner's Supporting Statement:

Shareholder Vote on Poison Pills. This topic won an average 60%-yes vote at 50 companies in 2002.

Harvard Report. A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company has a poison pill) was positively and significantly related to company value. This study, conducted with the University of Pennsylvania's Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.

Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company.

Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

Council of Institutional Investors Recommendation. The Council of Institutional Investors www.cii.org, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/HCA, McDermott International and Bausch & Lomb. I believe that our company should follow suite and allow shareholder participation.

Shareholder Vote on Poison Pills.  Yes on 4.

YOUR DIRECTORS' POSITION

    SBC does not have a 'shareholder rights' plan, and has no current intention to adopt one. The Board believes that it will be able to best maximize shareowner value if it retains the ability to adopt a plan in the future, if warranted in its judgment, to preserve and protect shareowner interests. The proponent suggests that rights plans stand between management and shareowners. To the contrary, the Board of Directors has a fiduciary duty to and is committed to act in the best interests of SBC and its shareowners. This duty applies to all actions, including any future adoption of a rights plan.

    The economic benefits of a shareholder rights plan to stockholders have been validated in several studies. A study published in November 1997 by Georgeson & Company found that companies with shareholder rights plans received $13 billion dollars in additional takeover premiums during the period 1992 to 1996. The Georgeson study also concluded that (1) premiums paid to acquire target companies with shareholder rights plans were on average eight percentage points higher than premiums paid for target companies that did not have such plans, (2) the presence of a rights plan did not increase the likelihood of the defeat of a hostile takeover bid or the withdrawal of a friendly bid, and (3) rights plans did not reduce the likelihood that a company would become a takeover target. Thus, evidence suggests that rights plans achieve their principal objectives: protection against inadequate offers and abusive tactics and increased bargaining power of the Board resulting in higher value for stockholders.

    The Board believes it is important that it retain the flexibility to adopt a rights plan without having to conduct a shareholder vote in order to maintain the plan. A rights plan is designed to improve the Board's ability to protect and advance the interests of SBC and all of its shareowners. It enhances the ability of the Board to negotiate with potential acquirors and discourages coercive takeover tactics that would operate to the detriment of our shareowners. A requirement that we seek shareholder approval for any rights plan could seriously weaken the Board's negotiating position in a hostile situation and leave it less able to protect shareowner interests. We believe that adoption of the proposal would not be in the best interest of our shareowners.

                     Your Board of Directors Recommends a
                         Vote "AGAINST" this Proposal.

Shareowner Proposal C (Item 5 on Proxy Card)

    Whereas, we believe that properly structured equity compensation plans for senior executives can effectively align the interests of executives with those of long-term shareholders and merit shareholder support;

    Whereas, we believe that other types of executive equity incentive structures, primarily fixed-price option plans, do not align such interests and may have played a significant role in some of the recent corporate failures in the United States:

    Whereas, we are concerned that so-called mega-grants of fixed, at-the-money stock options can result in powerful yet perverse incentive effects that are not in the best interests of shareholders;

    Resolved, that shareholders request the Board of Directors include the following provisions in all executive compensation plans that make available to senior executives shares or options on shares in the equity of the company:

   . Performance "hurdles" that must be met, or "indexing" features, that govern vesting of options or lapsing of restrictions on shares granted.

   . Holding periods for a substantial portion of shares awarded and earned through stock-related plans.

   . Other measures to ensure that executives face downside financial risk, which they do not face with standard fixed-price stock options.

Supporting Statement

    We believe it is important for companies to demonstrate to shareholders that compensation structures for senior executives incorporate features that align management's interests with those of shareholders. Equity incentives should therefore include disciplined features that expose recipients to downside risk as well as opportunity for gain.

    We have a particular concern about extraordinarily large grants of standard fixed-price stock options, so-called mega-grants. In 2001, Chairman of the Board and Chief Executive Officer, Edward E. Whitacre, Jr. was granted options (in total) on 3,605,814 shares, with an estimated grant date present value of $43,675,000 (amount computed and reported by SBC Communications in its 2002 Proxy Statement).

    Fixed-price stock options provide gains to executives if the stock price is higher than the exercise price after the vesting date. Those gains can result from general market increases and not necessarily from improved company or executive performance. Fixed-price stock options also incorporate no downside financial risk to executives. Shareholders, on the other hand, suffer losses when the stock price declines.

    We also believe the SBC compensation committee of the board, as described in its 2002 proxy materials, does not fully meet the independence tests that we would impose, which define a lack of independence to include board interlocks and applicable here because a compensation committee member is the Chairman and President of a company on which the SBC Chairman and CEO serves as a director. We are concerned that this possible lack of independence may have influenced to the decisions to make the option grants described previously.

    Given these concerns about the level of standard fixed-price option grants in 2001 and the board interlocks, we believe the SBC Board of Directors should consider alternative forms of executive compensation.

Please support this resolution to help ensure SBC Communications prepares executive compensation structures that are in greater alignment with long-term shareholder interests.

YOUR DIRECTORS' POSITION

    The proposal urges the Board to adopt a policy that stock options and other stock-based compensation be subject to performance "hurdles" or "indexing" features, that stock "earned" by executives be subject to undetermined holding periods and that executives be subject to downside financial risk. Your Board of Directors believes this would adversely impact the ability of the company to attract and retain qualified managers and recommends a vote against this proposal.

    The proposal does not define or address the method of indexing. As a result, depending on the particular index utilized, the value of options granted to managers could in any given year create a windfall for the manager or unfairly penalize the manager, as compared to the present, traditional method of tying the value of options directly to the market price of the stock.

    In the case of stock options, SBC uses the method of pricing used by the great majority of companies that issue stock options. It establishes the exercise price based on the market price on the date of grant. As a result, the value of the option rises with an increase in the market price and falls with a decrease in the market price, aligning the interests of our managers directly with those of our shareowners.

    The combination of indexing options, imposing holding periods for stock "earned" by executives and creating financial penalties for executives, as called for by the proposal, could make SBC non-competitive in keeping and attracting the talented managers it needs to succeed. Your Board of Directors is aware of few, if any, major companies that include in their plans the unusual combination of factors offered by the proposal or that include the extraordinary requirement that executives or other employees face "downside financial risk" beyond loss of the value of the stock options or the decline in the value of stock-based compensation. At a time when SBC faces extensive competition, changing SBC's compensation plans to make them less attractive than those offered by its competitors places your company at a severe disadvantage.

                     Your Board of Directors Recommends a
                         Vote "AGAINST" this Proposal.

AUDIT COMMITTEE
--------------------------------------------------------------------------------

Report of the Audit Committee

    The Audit Committee oversees the financial reporting process, the systems of internal accounting and financial controls, the performance and independence of the independent auditors and the internal auditors, the annual audit of SBC's financial statements, and related matters. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee is composed entirely of independent Directors in accordance with the applicable independence standards of the New York Stock Exchange. Five members of the Audit Committee, Messrs. Barksdale, Barnes, Hay, Henderson and Ritchey, have been chief executive officers of publicly held companies and have supervised chief financial officers.

    The Audit Committee: (1) reviewed and discussed with management SBC's audited financial statements for the year ended December 31, 2002; (2) discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications; (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; (4) considered whether the provision of non-audit services is compatible with maintaining the auditors' independence; and (5) discussed with the auditors the auditors' independence.

    Based on the review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2002, be included in SBC's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

February 13, 2003

                             The Audit Committee:

             Clarence C. Barksdale,
               Chairman                 Jess T. Hay
             James E. Barnes            James A. Henderson
             Martin K. Eby, Jr.         S. Donley Ritchey
             Herman E. Gallegos

Principal Accountant Fees and Services

    Ernst & Young LLP (E&Y) acts as the principal auditor for SBC and also provides certain audit-related, tax and other services, the fees for which are as follows (dollars in millions):

   . Audit Fees were $17.5 and $13.3 for 2002 and 2001, respectively. Included in this category are fees for the annual financial statement audit, quarterly financial statement reviews, and audits required by federal and state regulatory bodies.

   . Audit-Related Fees were $5.7 and $3.1 for 2002 and 2001, respectively. These fees, which are for assurance and related services other than those included in Audit Fees, include charges for audits of employee benefit plans, consultations concerning financial accounting and reporting standards, audits in conjunction with proposed or consummated acquisitions and dispositions, and internal control reviews.

   . Tax Fees were $3.8 for both 2002 and 2001. These fees include charges for tax services for SBC employees working in foreign countries, executive financial counseling and tax return preparation, and various federal and state tax research projects.

   . All Other Fees were $2.4 and $1.5 for 2002 and 2001, respectively. These fees include charges for assisting SBC in state regulatory proceedings, as well as assessing processes used by SBC to accumulate and analyze operating data.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
--------------------------------------------------------------------------------

    The Human Resources Committee, composed entirely of independent, outside Directors, is responsible for establishing and administering SBC's policies involving the compensation of executive officers. No employee of SBC serves on this Committee. During the 2002 fiscal year, the members of the Human Resources Committee were: Jess T. Hay (Chairman), August A. Busch III, Admiral Bobby R. Inman, John B. McCoy and S. Donley Ritchey. Mr. Busch is Chairman of the Board of Anheuser-Busch Companies, Inc., where Mr. Whitacre also serves as a member of the Board of Directors. In addition, Mr. Whitacre serves as a Director and is on the Compensation and Human Resources Committee of Emerson Electric Co., where Charles F. Knight, an SBC Director, is Chairman of the Board.

    On March 1, 2003, the Board's new Corporate Governance and Nominating Committee was constituted and assumed broad governance functions including those previously assigned to the Human Resources Committee. Concurrently with the creation of the new Committee, the members of the Human Resources Committee were named as five of the six members of the Corporate Governance and Nominating Committee and, effective March 1, 2003, were replaced as members of the Human Resources Committee by James A. Henderson (Chairman), Gilbert F. Amelio, James E. Barnes, Martin K. Eby, Jr., and Patricia P. Upton. The following report of the Human Resources Committee was approved by the Committee as it existed prior to March 1, 2003.

EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

Report of the Human Resources Committee
on Executive Compensation

    Responsibilities of the Human Resources Committee (the "Committee") of the Board of Directors include establishing policies governing the compensation of officers of SBC and certain key executives of its subsidiaries. The Committee is composed of five non-employee Directors.

    The Committee's principal objective in establishing compensation policies is to develop and administer a comprehensive program designed to attract and retain outstanding managers who will enhance the profitability of SBC and create long term value for our shareowners. The policies are designed to attract and retain high-quality executives, to encourage them to make career commitments to SBC and to accomplish SBC's short and long term objectives. To achieve these results, the Committee, in consultation with nationally recognized compensation and benefits consulting firms, has developed a compensation program that combines annual base salaries with annual and long term incentives principally tied to the performance of SBC and SBC's common stock. The principles used by the Committee in developing the program include the following:

   . To align the financial interests of SBC's executives with those of SBC and its shareowners, a significant portion of executive compensation should be "at risk" and tied to the achievement of certain short and long term performance objectives of SBC.

   . Ownership of SBC's common stock by executives should be encouraged through SBC's compensation program.

   . Sustained superior performance by individual officers that enhances the productivity and/or profitability of SBC should be recognized and appropriately rewarded. As measured by the Committee, such performance may include increasing revenues, reducing expenses, efficiently deploying capital, developing management, and improving service and product quality, while always complying with the high ethical standards established by SBC for the conduct of its officers and employees.

    The Committee is responsible for approving the compensation of officers of SBC, including the Named Officers (defined on page 32), and certain officers of subsidiaries. The following is a summary of the policies underlying compensation reported for 2002.

Annual Base Salary--The Committee has established a policy that annual base salaries for officers should be market-based and should relate reasonably to salaries for similar positions in the 50th to 75th percentile of companies similar in size. In making this comparison, the Committee used a group consisting of companies in the telecommunications business and large companies in diverse businesses (the "Comparator Group"). The Comparator Group and market data were developed in consultation with the Committee's outside compensation consultant. Using the market data as a guideline, the Committee then adjusts the salaries of the individual executives based on their individual performance, level of responsibility, and experience.

Incentives--To create incentives for superior efforts on behalf of SBC and to allow employees to share in the very success for which they are responsible, the Committee has determined that a significant portion of each officer's total compensation shall be dependent upon the annual and long term performance of SBC.

    Annual Incentives. For their efforts in 2002, officers and other key executives of SBC and certain subsidiaries received annual incentives under either the Short Term Incentive Plan or, for certain executive officers, the 2001 Incentive Plan. The latter plan allows certain compensation paid to Named Officers to be deductible under Section 162(m) of the Internal Revenue Code (discussed below). Under each plan, the Committee awards an annual bonus contingent upon the yearly performance of SBC and the business unit to which the officer is assigned.

        Under the plans, at the beginning of the year, the Committee sets a target award for each officer as well as the specific performance objectives applicable to the officer. The target award is set based on the officer's individual performance, level of responsibility and experience, with a view to the total of the respective officer's annual salary and target short term award reasonably relating to the 50th to 75th percentile of the Comparator Group. The actual payout of the award is dependent upon the extent to which the financial objectives are achieved. In each case, the payment of any part of the award is at the discretion of the Committee. The 2002 financial targets for the Chief Executive Officer and most executive officers were based on SBC's earnings per share and changes in the number of access lines;

    targets for other executive and non-executive officers were based on the foregoing targets plus business unit operating income. The Committee reviewed the performance objectives and corresponding results for 2002 and determined that the targets for the executive officers, including all of the Named Officers, had only partially been attained, resulting in the executive officers receiving bonuses, including discretionary amounts, that were less than their target amounts, except for one Named Officer who received slightly more than the target amount.

    Long Term Incentives. Since its inception, SBC has provided stock-based long term incentives to officers and other key executives of SBC and certain subsidiaries in the form of performance shares and stock options.

        Performance shares are designed to tie the executive's financial interests to those of our shareowners through the establishment of long term performance awards and the payment of awards in common stock and/or in cash based upon the price of common stock. Performance shares are granted under the 1996 Stock and Incentive Plan or its successor, the 2001 Incentive Plan. Performance shares are designed to provide rewards for the achievement of SBC's financial goals. The financial objectives are designed to encourage employees to focus on exceeding a specified level of return. Each officer, including each of the Named Officers, is granted a specific number of performance shares, each equivalent in value to a share of common stock. At the end of the performance period, a percentage of the performance shares, not to exceed 100% of the performance shares granted (up to 200% for awards granted in 2001 and later), is paid out (i.e., converted into common stock and/or cash), based on the annual achievement of SBC's net income goals averaged over, typically, a three-year period. The Committee also recognizes the importance of stock options as a means to further tie the executive's financial interests directly to those of our shareowners. During 2002, the Committee granted stock options to managers at all levels, including all of the Named Officers. The target value of the regular long term grants (combined value of the target performance shares and stock options) made in 2002 was designed to relate reasonably to the value of all long term type awards made to the 50th to 75th percentile of employees holding similar positions with companies in the Comparator Group. As with other awards, the long term target awards are adjusted to reflect the officer's individual performance, level of responsibility and experience. The Chief Executive Officer target award was designed to reasonably relate to the 75th percentile of the Comparator Group.

        In 2002, SBC's officers received the payout of their performance share awards for the 1999-2001 performance cycle. The Committee determined SBC exceeded the 3-year cumulative performance goals set by the Committee. In accordance with a predetermined formula, 100% of the target performance shares were distributed.

        SBC also provides several alternatives for its managers to invest a portion of their salaries and annual incentive awards in SBC common stock, thereby giving these managers an even greater stake in the performance of SBC. One such opportunity is the Stock Savings Plan, under which a middle level or above manager may receive stock options based upon the number of shares purchased by the manager under the program through payroll deductions.

Compensation for the Chief Executive Officer--The foregoing principles and policies were applied by the Committee in determining the compensation for the Chairman of the Board and Chief Executive Officer, Mr. Whitacre, for the last fiscal year. The Committee set Mr. Whitacre's 2002 annual salary and target bonus to reasonably relate to the 75th percentile paid by companies in the Comparator Group, adjusted for his individual performance and experience. Mr. Whitacre's total cash compensation in 2002 reflects the Committee's view that Mr. Whitacre's long tenure as Chief Executive Officer, his leadership in the industry, and the fact that under his tenure and despite an extremely difficult operating environment, the company has achieved one of the strongest financial positions in the industry and is well positioned for the future. In addition, Mr. Whitacre, along with other Named Officers, received stock options and performance shares, as described above under "Long Term Incentives."

    The substantial decline in Mr. Whitacre's total compensation for 2002 from that of the prior year, as reflected in the tables below, was due to the absence in 2002 of a special retention award and the grant of significantly fewer stock options. His compensation was also significantly reduced as a result of the drop in the price of SBC stock and the related reduction in his 2002 long term incentive payout (performance shares).

Stock Ownership Guidelines--The Committee has established stock ownership guidelines for the Chief Executive Officer, other executive officers, and all other officer level employees. The guidelines set a minimum level of ownership of four times base salary for the Chief Executive Officer, the lesser of three times base salary or 50,000 shares for other executive officers and the lesser of one times base salary or 25,000 shares for all other officers. Newly appointed officers are allowed three years to achieve compliance with the ownership guidelines.

Limit On Deductibility Of Certain Compensation--Federal income tax law prohibits publicly held companies, such as SBC, from deducting certain compensation paid to a Named Officer that exceeds one million dollars during the tax year. To the extent that compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the shareowners, the compensation is not included in the computation of the limit. Although the Committee intends, to the extent feasible and where it believes it is in the best interests of SBC and its shareowners, to attempt to qualify executive compensation as tax deductible, it does not intend to permit this arbitrary tax provision to distort the Committee's development and execution of effective compensation plans. Thus, the Committee will continue to exercise discretion in those instances where the mechanistic approaches necessary under tax law considerations could compromise the interests of shareholders.

February 19, 2003

                        The Human Resources Committee:

             Jess T. Hay, Chairman      John B. McCoy
             August A. Busch III        S. Donley Ritchey
             Admiral Bobby R. Inman

Summary       The table below contains information concerning annual and long
Compensation  term compensation provided to the Chairman of the Board and Chief
Table         Executive Officer and the other most highly compensated executive officers of SBC (the "Named Officers").

----------------------------------------------------------------------------------------------------------------------------

                                                                                 Long Term Compensation
                                                                            --------------------------------
                                               Annual Compensation                 Awards          Payouts
                                      ------------------------------------- --------------------- ----------
                                                                                       Number Of
                                                                            Restricted Securities
                                                               Other Annual   Stock    Underlying   LTIP        All Other
  Name and Principal Position    Year   Salary       Bonus     Compensation  Award(s)   Options    Payouts   Compensation(1)
----------------------------------------------------------------------------------------------------------------------------
Edward E. Whitacre, Jr.          2002 $2,100,000 $4,000,000      $523,345       $0     1,434,242  $1,827,800   $   192,330
 Chairman of the Board and       2001 $2,066,667 $3,800,000      $463,581       $0     3,605,814  $4,202,277   $10,678,990
 Chief Executive Officer         2000 $1,886,667 $4,500,000      $512,719       $0       795,488  $3,723,352   $ 5,409,505

John H. Atterbury III            2002 $  712,000 $  697,000      $ 64,188       $0       196,782  $  239,076   $    58,200
 Group President-Operations      2001 $  523,250 $  566,668      $ 57,631       $0       182,869  $  264,196   $   384,691
                                 2000 $  387,000 $  267,500      $ 69,687       $0        72,486  $  211,492   $   205,307

Rayford Wilkins, Jr.             2002 $  738,667 $  650,000      $ 81,089       $0       157,046  $   75,707   $    35,973
 Group President                 2001 $  687,000 $  595,000      $ 42,255       $0       229,083  $  145,327   $   457,718
                                 2000 $  503,733 $  350,000      $ 31,924       $0        71,914  $  161,129   $   237,669

James D. Ellis                   2002 $  727,000 $  600,000      $102,056       $0       215,637  $  265,616   $    86,399
 Senior Executive Vice President 2001 $  722,000 $  560,000      $110,027       $0       289,683  $  375,244   $ 2,452,872
 & General Counsel               2000 $  691,167 $  475,000      $128,099       $0       144,851  $  476,775   $ 1,258,263

William M. Daley                 2002 $  612,000 $  809,310(2)   $ 76,567       $0       105,000  $        0   $ 1,171,391
 President                       2001 $   50,000 $   60,000      $      0       $0        90,000  $        0   $        73

Stanley T. Sigman (3)            2002 $  912,000 $  921,000      $179,483       $0       301,743  $  239,076   $ 5,340,968
 Former Group President &        2001 $  842,833 $  718,959      $ 86,582       $0       368,771  $  343,475   $ 1,114,228
 Chief Operating Officer         2000 $  595,333 $  500,000      $ 80,647       $0        71,914  $  194,759   $   574,201
----------------------------------------------------------------------------------------------------------------------------

(1) All Other Compensation for 2002 includes benefits imputed to the Named Officers with respect to premiums on SBC-owned life insurance, as determined in accordance with IRS guidelines. For Messrs. Whitacre, Atterbury, Wilkins, Ellis, Daley, and Sigman these amounts were $15,620, $1,509, $1,233, $3,355, $573, and $1,926, respectively. All Other
    Compensation also includes preferential amounts earned on deferred compensation for Messrs. Whitacre, Atterbury, Ellis, and Sigman of $75,910, $23,391, $48,724, and $27,777. Mr. Daley's total includes a signing bonus of $1.1 million, relocation benefits of $11,566 and attorney fees of $44,852, pursuant to his contract. Mr. Sigman's total includes pay in lieu of vacation of $110,765, an incentive bonus of $160,000 paid by Cingular, and a Retention Benefit of $5,000,000, also awarded by Cingular. The Retention Benefit was valued as of the grant date and consists of phantom stock units where each unit is based 60% on SBC stock and 40% on BellSouth stock. The Retention Benefit pays out December 6, 2005, and is forfeited if Mr. Sigman terminates his employment before then. All other amounts reported under this heading represent employer matching contributions made to employee benefit plans.
(2) Includes payout of $159,310 in performance shares for the 2002 performance cycle.
(3) Mr. Sigman became Chief Executive Officer of Cingular Wireless LLC in November 2002. Amounts reported include payments by Cingular.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Values
--------------------------------------------------------------------------------

    The purpose of the following table is to report exercises of stock options and stock appreciation rights ("SARs") by the Named Officers during 2002 and the value of their unexercised stock options and SARs as of December 31, 2002. SBC has not issued any SARs to the Named Officers.

                                            Number of Securities
                                          Underlying Unexercised   Value Of Unexercised In-
                         Shares              Options at Fiscal       the-Money Options at
                        Acquired                 Year End               Fiscal Year End
                           on     Value   ------------------------- -------------------------
Name                    Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----------------------- -------- -------- ----------- ------------- ----------- -------------
Edward E. Whitacre, Jr.    0        $0     3,761,031    4,516,666   $3,160,769       $0
John H. Atterbury III      0        $0       557,588      295,577   $  898,158       $0
Rayford Wilkins, Jr.       0        $0       294,440      323,077   $  256,289       $0
James D. Ellis             0        $0       744,897      388,000   $  435,882       $0
William M. Daley           0        $0        30,000      165,000   $        0       $0
Stanley T. Sigman          0        $0       435,264      517,776   $        0       $0

"Value of Unexercised In-the-Money Options" figures are based on the year end, December 31, 2002, SBC common stock price of $27.11.

Long Term Incentive Plans--Awards in Last Fiscal Year
--------------------------------------------------------------------------------

    The table below reports performance shares granted to the Named Officers during the last fiscal year, applicable to the performance periods indicated.

                                        Performance  Estimated Future Payouts
                            Number of     or Other        Under Non-Stock
                          Shares, Units Period Until     Price-Based Plans
                            or Other     Maturation  -------------------------
  Name                       Rights      or Payout   Threshold Target  Maximum
  ----------------------- ------------- ------------ -------------------------
  Edward E. Whitacre, Jr.    202,477     2002-2004       0     202,477 400,000
  John H. Atterbury III       32,040     2002-2004       0      32,040  64,080
  Rayford Wilkins, Jr.        30,038     2002-2004       0      30,038  60,076
  James D. Ellis              35,044     2002-2004       0      35,044  70,088
  William M. Daley            21,026     2002-2004       0      21,026  42,052
                              14,018     2002-2003       0      14,018  28,036
  Stanley T. Sigman           50,063     2002-2004       0      50,063 100,126

Each performance share is equivalent in value to one share of SBC common stock. At the end of a performance cycle, a percentage of the performance shares is converted into cash and/or SBC common stock, based upon the achievement of certain objectives. The performance objectives are set on a yearly basis, and the extent to which a performance objective is met or exceeded is expressed as a percentage. The annual percentages are then averaged over the term of each performance period to determine the percentage of performance shares that may be converted and paid out. The maximum number of performance shares that may be converted at the end of a performance cycle may not exceed 200% of the target number of performance shares.

Option Grants in Last Fiscal Year
--------------------------------------------------------------------------------

    The table below contains the estimated present value of stock options granted in 2002, as of their issue date. Option grant A was issued under the 2001 Incentive Plan; option grants B and C were issued under a stock purchase plan where middle level and above managers received options based on the number of SBC shares they purchased.

                                            Percent of
                               Number of   Total Options                       Grant
                               Securities   Granted to   Exercise              Date
                               Underlying  Employees in   or Base             Present
                                Options       Fiscal       Price   Expiration  Value
Name                    Grant   Granted       Year(1)    ($/Share)    Date    ($000s)
-------------------------------------------------------------------------------------
Edward E. Whitacre, Jr.   A   1,200,000(2)     3.33%      $35.52   01/25/2012 $8,974
                          B      25,621        0.07%      $36.96   02/01/2012 $  195
                          C     208,621        0.58%      $33.15   06/01/2012 $1,385

John H. Atterbury III     A     160,000(2)     0.44%      $35.52   01/25/2012 $1,196
                          B       4,737        0.01%      $36.96   02/01/2012 $   36
                          C      32,045        0.09%      $33.15   06/01/2012 $  213

Rayford Wilkins, Jr.      A     150,000(2)     0.42%      $35.52   01/25/2012 $1,122
                          B       4,506        0.01%      $36.96   02/01/2012 $   34
                          C       2,540        0.01%      $33.15   06/01/2012 $   17

James D. Ellis            A     175,000(2)     0.49%      $35.52   01/25/2012 $1,309
                          B       7,620        0.02%      $36.96   02/01/2012 $   58
                          C      33,017        0.09%      $33.15   06/01/2012 $  219

William M. Daley          A     105,000(2)     0.29%      $35.52   01/25/2012 $  785

Stanley T. Sigman         A     250,000(2)     0.69%      $35.52   01/25/2012 $1,870
                          B       9,455        0.03%      $36.96   02/01/2012 $   72
                          C      42,288        0.12%      $33.15   06/01/2012 $  281
-------------------------------------------------------------------------------------

(1) Percentages are based on 36,070,879 options granted to employees in 2002. The total number of shares subject to outstanding options as of December 31, 2002, represented 6.9% of the outstanding shares of SBC.

(2) One-third of these options vest on each anniversary of the grant. These options also vest at retirement. As of December 31, 2002, none of these options had vested.

    The option values in the table represent the estimated present value of the options as of their issue date. These values were determined in accordance with a Black-Scholes option valuation model. The significant assumptions incorporated in the Black-Scholes model in estimating the value of the options include the following:

   . Options were issued with an exercise price equal to the fair market value of stock on the date of issuance. The term of each option is 10 years (unless otherwise shortened or forfeited due to termination of employment). The expected life of the option grants are 6.5 years for grant A and 6 years for each of grants B and C.

   . In calculating the value of the options, the model assumed an interest rate of 4.99% for grant A, 4.78% for grant B, and 4.81% for grant C. These interest rates represent the interest rates on U.S. Treasury securities on the date of grant with maturity dates corresponding to that of the expected option lives.

   . Expected volatility was calculated for each grant using daily stock prices for the period prior to the grant date corresponding with the expected option life, resulting in volatility of 20.38% for grant A, 20.73% for grant B, and 21.33% for grant C.

   . The model reflected an expected annual dividend yield of 3.04% for grant A, 2.92% for grant B, and 3.26% for grant C.

    The ultimate value of the options will depend on the future market price of SBC's common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, that an optionee will realize upon exercise of an option will depend on the excess of the market value of SBC's common stock over the exercise price on the date the option is exercised.

Pension Plans

    SBC has a noncontributory pension plan for most of its employees, including all executive officers, known as the SBC Pension Benefit Plan. Management participants are generally entitled to receive the greater of two pension benefits: the Cash Balance Benefit or the CAM Benefit, each of which is subject to Internal Revenue Code limitations on pay used to calculate pensions. A participant's Cash Balance Benefit is equal to the balance in the participant's cash balance account, which is made up of (a) an opening account balance as of June 1, 1997, which reflects the lump sum present value of the participant's approximate age 65 accrued benefit under the old plan design, (b) subsequent monthly basic benefit credits equal to 5% of the participant's compensation (generally, base pay, commissions, and group incentive awards but not individual awards), and (c) monthly interest credits on the participant's cash balance account. The interest rate is equal to the published average annual yield for the 30-year Treasury Bond, reset quarterly as of the middle of the preceding quarter. In addition, over the period June 30, 1997, through May 31, 2002, the participant's account received a monthly pro-rata share of the participant's transition benefit, which was based on an estimate of what the participant's account balance would have been if the cash balance design had been applied throughout the participant's employment with SBC, plus additional credits for those participants whose age plus service exceeded 25 on May 1, 1997. The CAM Benefit is equal to the sum of 1.6% of a participant's average compensation (generally, base pay, commissions, and other nondiscretionary bonuses such as group incentive awards) for the five years ended December 31, 1999 (or any prior five-year averaging period if it would result in a higher benefit), multiplied by the number of years of service through the end of the participant's averaging period, plus 1.6% of the participant's pension compensation subsequent to the averaging period.

    Pension amounts are not subject to reduction for Social Security benefits or any other offset amounts. The Internal Revenue Code places certain limitations on pensions that may be paid under Federal income tax qualified plans. Benefits that are so limited are restored for officers and certain senior managers from the general funds of SBC either under the Supplemental Retirement Income Plan (see paragraph below) or another SBC nonqualified plan. If they continue in their current positions at their current levels of compensation and retire at the mandatory retirement age of 65, the total estimated annual pension amounts from the Pension Benefit Plan and the estimated credited years of service at retirement under the Plan for Messrs. Whitacre, Atterbury, Wilkins, Ellis, and Daley would be $117,129 (44 years), $150,388 (43 years), $138,438 (42 years), $96,480 (36 years), and $38,800 (12 years), respectively. Mr. Sigman ceased to accrue benefits under the Pension Benefit Plan upon commencement of his employment at Cingular Wireless LLC. The annuity value of his annual pension benefit, based upon approximately 37 years of service, is $94,752.

    The Supplemental Retirement Income Plan (which is not funded by, nor is it a part of, the Pension Benefit Plan) establishes a target annual retirement benefit for all officers and certain senior managers, stated as a percentage of their annual salaries and annual incentive bonuses averaged over a specified averaging period described below ("Average Annual Compensation"). The percentage is increased by .715% for each year of actual service in excess of, or decreased by 1.43% (.715% for mid-career hires) for each year of actual service below, 30 years of service for executive officers and certain other officers and 35 years of service for certain other senior managers. Average Annual Compensation is determined by averaging salaries and actual annual incentive bonus (or such other portion of the target or annual bonus amount as the Human Resources Committee may determine) earned during the 36-consecutive-month period out of the last 120 months preceding retirement that generates the highest average earnings. The target percentages of Average Annual Compensation are: Chairman of the Board and Chief Executive Officer, 75%; executive officers, 60% to 70%; other officers, 55% to 60%; and certain other senior managers, 50%. The Supplemental Retirement Income Plan pays the difference, if any, between the target amount and what would be payable under the Pension Benefit Plan if the benefits under the Pension Benefit Plan were paid in the form of an immediate annuity for life. In the event the participant retires before reaching his or her 60th birthday, a discount of .5% for each month remaining until the participant's 60th birthday is applied reducing the amount payable under this plan, except for officers who have 30 years or more of service at the time of retirement. If they continue in their current positions at their current levels of salary and most recent bonuses, and if they retire at the mandatory retirement age of 65, the estimated annual amounts that will be paid in accordance with the Supplemental Retirement Income Plan for Messrs. Whitacre, Atterbury, Wilkins, Ellis, Daley, and Sigman would be $5,055,927, $874,945, $844,830, $1,050,930,
$564,977 and $1,383,935, respectively. Mr. Sigman's benefit will be reduced by the amount of any benefit he receives from the Cingular Wireless LLC pension plan.

Contracts With Management

    On November 21, 1997, the Board of Directors approved revised Change of Control Severance Agreements (the "Agreements") for each of the Named Officers in the "Summary Compensation Table" as well as certain other officers (Mr. Sigman's agreement has terminated). The purpose of the Agreements is to reinforce and encourage the officers to maintain objectivity and a high level of attention to their duties without distraction from the possibility of a change in control of SBC. These Agreements provide that in the event of a change in control of SBC, as that term is defined in the Agreements and summarized below, each officer is entitled to certain benefits (the "Severance Benefits") upon the subsequent termination or constructive termination of his or her employment, unless such termination is due to death or disability, or the termination is by SBC for cause (as defined in the Agreements); or is by the officer for other than good reason (as defined in the Agreements).

    The Severance Benefits include the payment of the officer's full base salary through the date of termination plus all other amounts to which the officer is entitled under any compensation plan of SBC in effect immediately prior to the change in control. Also, each officer is entitled to a lump sum payment equal to three (in the case of Messrs. Whitacre, Ellis, and Daley) or two (in the case of Messrs. Atterbury and Wilkins) times the sum of (a) the officer's annual base salary in effect immediately prior to termination, (b) the most recently paid amount under the Short Term Incentive Plan or as a Key Executive Officer Short Term Award under the 2001 Incentive Plan, and (c) the cash value of the target award of performance shares granted under the 2001 Incentive Plan applicable to each officer for the most current performance cycle. Additionally, each officer will be provided with life and health benefits, including supplemental medical, vision and dental benefits, for three years from the date of termination, if the officer is not otherwise entitled to the same.

    In the event any payment or benefit received or to be received by an officer in connection with a change in control or the termination of his or her employment, whether pursuant to his or her Agreement and/or under a benefit plan (the "Total Payments"), is determined to be an excess parachute payment as defined in the Internal Revenue Code and thus subject to the 20% Federal excise tax, SBC will pay the officer an amount equal to the excise tax and all Federal and applicable state taxes resulting from the payment of the excise tax or from payment of such Federal and state taxes.

    Under the Agreements, in general, change in control is deemed to occur if:
(a) anyone (other than an employee benefit plan of SBC) acquires more than 20% of SBC's common stock, (b) within a two-year period, the Directors at the beginning of such period (together with any new Directors elected or nominated for election by a two-thirds majority of Directors then in office who were Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease to constitute a majority of the Board, or (c) SBC's shareowners either approve a merger or consolidation that results in someone other than the shareowners immediately prior thereto holding more than 35% of the voting power of the surviving entity or approve the complete liquidation of SBC or the disposition of substantially all of SBC's assets.

    SBC has entered into an employment agreement with William M. Daley to act as President of SBC, beginning December 1, 2001. Under the agreement, he will receive an annual salary of not less than $600,000 and a target bonus equal or greater than his salary. His yearly bonus, other than the bonus for 2002, will be reduced or eliminated if performance objectives set by the Human Resources Committee are not met. He received a one-time signing bonus of $1,100,000 to recognize the loss of benefits from his prior employer. Pursuant to the agreement, Mr. Daley received performance shares and options in 2002 as shown in the above tables. Mr. Daley will be permitted to participate in the Supplemental Retirement Income Plan (described under "Pension Plans") with a target percentage of 60%. In computing Mr. Daley's payments under that plan, his "Average Annual Compensation" shall not be less than $1,200,000. The employment agreement terminates when he reaches age 65. If SBC terminates Mr. Daley's employment before expiration of the agreement without cause, he will receive a payment equal to his base salary and the greater of his target bonus or his bonus for the prior year (which shall not be less than $600,000).

    SBC entered into an employment agreement with Mr. Whitacre to act as Chairman of the Board and Chief Executive Officer for a five-year term ending November 15, 2006. The agreement may be terminated by either party at the end of the third year of the contract. During the term of the contract, his base salary, the target for his bonus, and the value of his long term awards shall not be less than that in effect for calendar year 2001. The bonus and long term award are not guaranteed, but are subject to attainment of performance objectives. Pursuant to the agreement, SBC granted Mr. Whitacre options that expire in 2011 to acquire 2,500,000 shares of SBC at $39.13 per share. Three-fifths of the options vest on the third anniversary of the agreement and the remaining options vest on the fifth anniversary; the options also vest if his employment is terminated without cause. SBC will provide Mr. Whitacre with office facilities and support staff, automobile benefits, limited access to SBC's aircraft, and health care for the rest of his life. If the company terminates his employment without cause before the end of the term or if he is unable to perform his duties because of disability or accident, he shall be entitled to continue to receive his salary and other benefits through the end of the term.

    Upon retirement, provided that he has completed three years of the employment term, Mr. Whitacre has agreed to provide consulting services and advice to SBC for three years after his termination of employment in exchange for an annual fee equal to 50% of his annual salary at retirement. In the event Mr. Whitacre receives a change in control payment under the Change of Control Severance Agreements (described above), his employment term shall immediately expire, and the consulting term shall be extended by the same period the employment term was reduced.

    In connection with the retirement of Cassandra C. Carr, former Senior Executive Vice President, in March 2002, the Human Resources Committee vested 40,000 options with an expiration date of January 28, 2003, and an exercise price of $39.25. In addition, SBC agreed to pay her a pro-rata portion of her target annual bonus, based on the number of days she was employed in 2002.

    One member of the immediate family of each of James W. Callaway, Group President, Mr. Ellis and Mr. Sigman as well as two members of the immediate family of Mr. Whitacre were employed by subsidiaries of SBC and were paid a total of approximately $397,000 in 2002. Amounts paid to these employees include salary, bonus, option exercises, and relocation costs, and are comparable to compensation paid to other employees performing similar job functions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
--------------------------------------------------------------------------------

    SBC's executive officers and Directors are required under the Securities Exchange Act of 1934 to file reports of transactions and holdings in SBC common stock with the Securities and Exchange Commission and the New York Stock Exchange and to file a copy of such reports with SBC. Based solely on a review of the filed reports and written representations that no other reports are required, SBC believes that during the preceding year all executive officers and Directors were in compliance with all filing requirements applicable to such executive officers and Directors, except for the following: (a) two transactions (totaling 296 shares) that were reported after the respective due dates by Ms. Rembe for shares indirectly acquired by her spouse, (b) one transaction involving the sale of 1,000 shares that was reported after the due date by Mr. Hay; and (c) two transactions (totaling 97 shares), each of which were made without the actual knowledge of Mr. Daley by a former investment manager who had discretionary trading authority over an account in which Mr. Daley had a beneficial interest, were reported by Mr. Daley after the respective due dates.

STOCK PERFORMANCE GRAPH
--------------------------------------------------------------------------------

                               [PERFORMANCE GRAPH]


                    12/97  12/98  12/99  12/00  12/01  12/02
        SBC          100    150    139    139    116     84
        PEER GROUP   100    148    156    134    129    102
        S&P 500      100    129    156    141    125     97

    Assumes $100 invested on December 31, 1997, in SBC common stock, Standard & Poor's 500 Index ("S&P 500") and a Peer Group of other large U.S. telecommunications companies (BellSouth Corporation and Verizon, Inc.). The index of telecommunications companies ("Peer Group") is weighted according to the market capitalization of its component companies at the beginning of each period. Total return equals stock price appreciation plus reinvestment of dividends on a quarterly basis.

OTHER BUSINESS
--------------------------------------------------------------------------------

    The Board of Directors is not aware of any matters that will be presented at the meeting for action on the part of shareowners other than those described herein.

    A copy of SBC's Annual Report to the Securities and Exchange Commission on Form 10-K for the year 2002 may be obtained without charge upon written request to the Director-External Reporting, 175 E. Houston, 9th Floor, San Antonio, Texas 78205.

Shareowner Proposals

    Proposals of shareowners intended for presentation at the 2004 Annual Meeting must be received by SBC for inclusion in its Proxy Statement and form of proxy relating to that meeting by November 15, 2003. Such proposals should be sent in writing by certified mail to the Vice President and Secretary of SBC at 175 E. Houston, San Antonio, Texas 78205.

    Shareowners whose proposals are not included in the Proxy Statement but who still intend to submit a proposal at an Annual Meeting and shareowners who intend to submit nominations for Directors at an Annual Meeting are required to notify the Vice President and Secretary of SBC of their proposal or nominations and to provide certain other information not less than 120 days, nor more than 150 days, before the meeting, in accordance with SBC's Bylaws.

[LOGO] Printed on recycled paper

Printed entirely on recycled paper
meeting or exceeding the Environmental
Protection Agency minimum requirements
for recycled paper stock.

[front of card]


                          [SBC LOGO]
                                     PROXY CARD/VOTING
                                      INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON APRIL 25, 2003.

The undersigned hereby appoints Edward E. Whitacre, Jr. and Randall L. Stephenson, and each of them, proxies, with full power of substitution, to vote all common shares of the undersigned in SBC Communications Inc. at the Annual Meeting of Shareowners to be held on April 25, 2003, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on the reverse side of this card or provided through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. IF SPECIFIC VOTING DIRECTIONS ARE NOT GIVEN WITH RESPECT TO THE MATTERS TO BE ACTED UPON AND THE SIGNED CARD IS RETURNED, THE PROXIES WILL VOTE SUCH SHARES IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS ON THE MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD AND AT THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

The Board of Directors recommends a vote FOR each of the two Director proposals (Items 1 and 2) and AGAINST the Shareowner proposals (Items 3, 4 and 5) listed on the reverse side of this card (each of which is described in the proxy statement). The Board of Directors knows of no other matters that are to be presented at the meeting.

The nominees for the Board of Directors are:

  01 - Gilbert F. Amelio      04 - Charles F. Knight   06 - Carlos Slim Helu
  02 - Clarence C. Barksdale  05 - Toni Rembe          07 - Patricia P. Upton
  03 - Martin K. Eby, Jr.

PLEASE SIGN ON THE REVERSE SIDE OF THIS CARD AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR, IF YOU CHOOSE, YOU CAN SUBMIT YOUR PROXY THROUGH THE INTERNET OR BY TELEPHONE.

This proxy card, when signed and returned, or your telephone or Internet proxy, will also constitute voting instructions to the plan administrator or trustee for any shares held on your behalf under any of the following employee benefit plans: the SBC Savings Plan, the SBC Savings and Security Plan, the DonTech Profit Participation Plan, the Old Heritage Advertising & Publishers, Inc. Profit Sharing Plan, the SBC PAYSOP, the Pacific Telesis Group Employee Stock Ownership Plan, the Tax Reduction Act Stock Ownership Plan (the "TRASOP") sponsored by The Southern New England Telephone Company, the Cingular Wireless 401(k) Savings Plan, and the Cingular Wireless 401(k) Savings Plan for Bargained Employees. Shares in each of the foregoing employee benefit plans (except the TRASOP and the Old Heritage plan) for which voting instructions are not received, as well as shares which have not yet been allocated to participants' accounts in the SBC Savings Plan, subject to the trustees' fiduciary obligations, will be voted by the trustees in the same proportion as the shares for which voting instructions are received from other participants in each such plan. Similarly, the proxy card or telephone or Internet proxy will constitute voting instructions to the plan administrator for any shares held on your behalf pursuant to the DirectSERVICE Investment Program (dividend reinvestment plan).

            (Please mark your proxy and sign on the reverse side.)

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                               ADMISSION TICKET

                                  [map] [map]

The Sky Room is located on the 5th Floor, International Conference Center, Bldg. 2, at the University of the Incarnate Word, at the corner of Hildebrand and Highway 281.

                            SBC COMMUNICATIONS INC.
                         Annual Meeting of Shareowners
                            Friday, April 25, 2003
                       University of the Incarnate Word
                          847 E. Hildebrand, Sky Room
                           San Antonio, Texas 78212
                            Doors open at 8:00 a.m.
                          Meeting begins at 9:00 a.m.

[back of card]

[X]  Please mark your votes as in this example.

SBC COMMUNICATIONS INC. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Your Directors recommend a vote FOR Items 1 and 2.

                                                For Withhold
                                                All   All    Exception*
        1. Election of Directors. (SEE REVERSE) [_]   [_]       [_]

        For all, except withhold vote from the
          following nominee(s):

        ----------------------------------
                                                For Against   Abstain
        2. Appointment of Independent Auditors. [_]   [_]       [_]

        Your Directors recommend a vote AGAINST Items 3, 4 and 5.
                                                For Against   Abstain
        3. Shareowner Proposal A.               [_]   [_]       [_]
        4. Shareowner Proposal B.               [_]   [_]       [_]
        5. Shareowner Proposal C.               [_]   [_]       [_]

Discontinue mailing Annual Report for this account because I already receive multiple copies at this address. [_]

Comments: __________________________________________________

Daytime Phone Number: ____________________________________

------------------         -----------------          ------------------
Signature                  Signature (joint owner)    Date

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.


--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

[SBC logo]

                            YOUR VOTE IS IMPORTANT!

You can submit your proxy by mail, by telephone, or through the Internet (see instructions below).

IF YOU SUBMIT YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY CARD.

         BY MAIL                 BY TELEPHONE           THROUGH THE INTERNET

                                                      www.eproxyvote.com/sbc

Mark, sign and date your   Call Toll Free             Access the above website
proxy card and return it   1-877-779-8683 on any      to authorize the voting
in the enclosed envelope.  touch-tone telephone to    of your shares as if you
                           authorize the voting of    marked and returned your
                           your shares as if you      proxy card. You may
                           marked and returned your   access the site 24 hours
                           proxy card. You may call   a day, 7 days a week. You
                           24 hours a day, 7 days a   will be prompted to enter
                           week. You will be          the CONTROL NUMBER IN THE
                           prompted to enter the      BOX ABOVE; then just
                           CONTROL NUMBER IN THE BOX  follow the simple
                           ABOVE; then just follow    instructions.
                           the simple instructions.

                             THANK YOU FOR VOTING!